Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jeanie Herbert

(714) 773-7620

Investor Relations

Anne M. Warde

(714) 773-7655

amwarde@beckman .com

Media Relations

Beckman Coulter to Acquire Diagnostic Systems Laboratories, Inc.

Company Seeks to Gain Leadership in Specialty Endocrine Testing

FULLERTON, Calif. – (October 7, 2005) – Beckman Coulter, Inc. (NYSE:BEC) today announced that it has signed an agreement to acquire all of the stock of Diagnostic Systems Laboratories Corporation (DSL) of Webster, Texas, a leading provider of specialty immunoassays including proprietary technology for reproductive endocrinology and cardiovascular risk assessment.  Subject to customary closing conditions, the acquisition is expected to close in mid-October.  The acquisition is presently estimated to be $0.01 dilutive to Beckman Coulter’s fourth quarter EPS and $0.06 dilutive in 2006 becoming accretive to earnings in the fourth quarter of 2006.

“Coupling DSL’s expertise and proprietary tests with Beckman Coulter’s industry leading immunoassay platforms should be a winning combination,” said Michael Whelan, group vice president of Beckman Coulter’s immunoassay business.  “DSL is a mature organization with significant scientific and clinical collaboration skills.  Together we aim to quickly broaden our immunoassay menu and strategically advance our already successful immunoassay franchise.”

With 2004 sales of approximately $34 million, DSL competes in the specialty endocrinology segment of the immunoassay market.  DSL markets three proprietary reproductive endocrinology tests, including Inhibin A and B, and anti-Mullerian hormone.  In addition, DSL holds exclusive rights to PAPP-A, a marker being evaluated for cardiovascular risk assessment.  Recently growing at about 15 percent per year, specialty endocrinology makes up about 10 percent of the $5 billion immunoassay market.

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“By joining Beckman Coulter and taking advantage of their established infrastructure, we believe we can boost our position in specialty immunoassay testing and enable our group to reach its full potential in the marketplace,” said Gopal Savjani, president and founder of Diagnostic Systems Laboratories.

DSL has a proven history of collaboration with clinical research leaders to identify new and innovative immunoassays to improve patient care.  DSL has successfully combined these relationships with a rapid product development process to quickly deliver novel tests to the pharmaceutical and life science research community as well as the traditional clinical laboratory.  DSL provides products in multiple formats and methodologies to meet a diverse variety of testing needs.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes. Spanning the biomedical testing continuum — from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing — Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world. The company, based in Fullerton, Calif., reported 2004 annual sales of $2.4 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services. For more information, visit www.beckmancoulter.com.

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Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the anticipated closing of the above-described acquisition, the effect of the acquisition on Beckman Coulter’s EPS, and the advancement of Beckman Coulter’s immunoassay business.  These statements are based on current expectations, forecasts and assumptions.  Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. Among other things, these factors include the risk that the closing conditions to the acquisition will not be satisfied and the acquisition will not be completed, the possibility the company will not be able to transfer DSL assays to its Access® platform as anticipated, and the possibility that the Company’s financial results will be different from those anticipated when the effect on EPS was calculated. For a further list and description of risks and uncertainties associated with the Company’s business, see the reports filed by Beckman Coulter with the Securities and Exchange Commission, including Beckman Coulter’s most recent annual report on Form 10-K.  Beckman Coulter disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.